Calculation of Filing Fee Tables
S-8
WYNN RESORTS LTD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	457(a)	3,600,000	$ 102.90	$ 370,440,000.00	0.0001381	$ 51,157.76
Total Offering Amounts:						$ 370,440,000.00		$ 51,157.76
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 51,157.76
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover additional shares of Common Stock that may become issuable with respect to the shares of Common Stock registered hereunder as a result of any stock dividend, stock split, recapitalization or other similar transaction. The proposed maximum aggregate offering price per unit and the maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the NASDAQ Global Select Market on May 8, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources